FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS FIRST QUARTER RESULTS

Comparable Quarter Diluted EPS Up 22% to $0.22 from $0.18

Affirms 2010 Net Sales Guidance and Raises Earnings Guidance

New York, New York, May 10, 2010: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the first quarter ended March 31, 2010.

First Quarter 2010 Compared to First Quarter 2009:
•	Net sales rose 32% to $119.4 million from $90.4 million; at comparable foreign currency exchange rates, net sales increased 29%;
•	European-based operations achieved sales of $108.3 million, a 32% increase from $82.0 million;
•	Sales by U.S.-based operations rose 32% to $11.1 million from $8.4 million;
•	Gross margin was 60.1% compared to 59.2%;
•	S, G & A expense as a percentage of sales was 46.7% compared to 47.9%;
•	Operating income rose 56% to $16.0 million from $10.3 million;
•	Operating margins were 13.4% of sales compared to 11.4%;
•	Net income attributable to Inter Parfums, Inc. rose 21% to $6.6 million from $5.4 million; and,
•	Basic and diluted earnings per share attributable to Inter Parfums, Inc. common shareholders rose 22% to $0.22 compared to $0.18.

Russell Greenberg, Executive Vice President & CFO commented, “Building upon the momentum of last year’s fourth quarter, 2010 is off to a strong start with a 32% sales gain.  With respect to European-based operations, as we reported last month, Burberry brand sales increased 25% in local currency as compared to the corresponding period of the prior year.  Also in local currency, comparable quarter Lanvin and Van Cleef & Arpels sales rose 20% and 55%, respectively.  Expanded international distribution of certain specialty retail fragrances along with a 20% improvement in mass market sales drove the top line growth by U.S.-based operations.”

Discussing factors impacting profitability, Mr. Greenberg noted, “The improvement in gross margin and reduction in S, G & A expense as a percent of sales combined to produce the 56% gain in operating income.  There was however, a foreign currency loss of $2.4 million, (approximately $0.04 per diluted share) in the current quarter versus a foreign currency gain of $1.4 million (approximately $0.02 per diluted share) in last year’s first quarter; that $3.8 million swing caused net income attributable to Inter Parfums, Inc. to increase at a slower rate than net sales.”

Mr. Greenberg also noted, “Net cash provided by operating activities totaled $8.6 million in the current first quarter, up from $1.9 million in last year’s first quarter.  During the current first quarter, working capital items used only $1.0 million in cash from operating activities as higher inventories and accounts receivable, in support of current growth trends, were offset by increases in accounts payable and accrued expenses.  Our financial position remains strong.  At March 31, 2010, working capital aggregated $195 million and we had a working capital ratio of 2.6 to 1.  Cash and cash equivalents and short-term investments aggregated $103 million.”

Discussing plans for the balance of the year, Jean Madar Chairman & CEO of Inter Parfums, Inc. noted, “Our first Burberry cosmetics collection launches in July at approximately 30 shops around the world.  We have new women’s scents being readied for Lanvin, Paul Smith and S.T. Dupont and a new fragrance for both men and women for the Van Cleef & Arpels brand.  On July 1, 2010 we will commence distribution of Montblanc’s legacy fragrances, with a new Montblanc fragrance planned for a spring 2011 launch date.”

With respect to U.S.-based operations, Mr. Madar went on to say, “There are new Gap fragrances for both men and women debuting this year and for Banana Republic, we have brand extensions of the Republic of Women and Republic of Men lines in the works.  In addition, new fragrances for the bebe and Brooks Brothers brands are moving forward.  As we previously reported, we will also introduce a special fragrance collection exclusively for Anthropologie stores.”
(more)

Inter Parfums, Inc. News Release	Page 2
May 10, 2010

In closing, Mr. Madar pointed out, “We are in discussions with a number of brand owners, and although we cannot assure you we will enter into any new agreements, we remain confident that we will be able to further expand our portfolio this year.”

Affirms 2010 Net Sales Guidance and Raises Earnings Guidance
Despite the current increase in the U.S. dollar versus the euro, management is pleased to announce that it has once again affirmed its previously issued 2010 guidance of $440.0 million for net sales.  A stronger dollar has a negative effect on reported sales, and a positive effect on net income.  Therefore, also as a result of the recent strengthening of the dollar, the Company has increased its annual guidance for net income attributable to Inter Parfums, Inc. to approximately $24 million or $0.80 per diluted share, up from approximately $23.5 million, or $0.78 per diluted share.  The increase in profit expectation is due to the fact that in excess of 30% of net sales of European operations are denominated in U.S. dollars, while all of its costs are incurred in euro.  2010 guidance assumes the dollar remains at current levels.

Cash Dividend
The Company’s next regular quarterly cash dividend of $0.065 per share will be payable on July 15, 2010 to shareholders of record on June 30, 2010.

Conference Call
The management of Inter Parfums will host a conference call at 11:00 am EDT on Tuesday, May 11, 2010, to discuss first quarter results and other recent developments.  Interested parties may participate by calling 706-679-3037, approximately 10 minutes before the start of the call.  This conference call will also be distributed live over the Internet via the Investor Relations section of the Company’s web site at www.interparfumsinc.com.  To listen to the live call, please go to the web site in advance to register.  If you are unable to listen live, the conference call will be archived at the web site.

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, Montblanc and S.T. Dupont.  The Company also owns Lanvin Perfumes and Nickel, a men’s skin care company.  It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, New York & Company, Brooks Brothers and bebe brands.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. The Company’s products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2009 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	or	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Linda Latman (212) 836- 9609/llatman@equityny.com
rgreenberg@interparfumsinc.com		Lena Cati (212) 836-9611/lcati@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

 (See Accompanying Tables)

Inter Parfums, Inc. News Release	Page 3
May 10, 2010

CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share data)
(Unaudited)

	Three months ended March 31,
	2010	2009

Net sales	$119,373	$90,409

Cost of sales	47,652	36,844

Gross margin	71,721	53,565

Selling, general and administrative expenses	55,698	43,263

Income from operations	16,023	10,302

Other expenses (income):
Interest expense	589	1,312
(Gain) loss on foreign currency	2,382	(1,379)
Interest income	(255)	(508)

	2,716	(575)

Income before income taxes	13,307	10,877

Income taxes	4,357	3,621

Net income	8,950	7,256

Less: Net income attributable to the noncontrolling interest	2,400	1,828

Net income attributable to Inter Parfums, Inc.	$6,550	$5,428

Earnings per share:
Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.22	$0.18
Diluted	$0.22	$0.18

Weighted average number of shares outstanding:
Basic	30,192	30,166
Diluted	30,291	30,166

Dividends declared per share	$0.065	$0.033

Inter Parfums, Inc. News Release	Page 4
May 10, 2010

CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	March 31, 2010	December 31, 2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$95,262	$100,467
Short-term investments	8,087	—
Accounts receivable, net	110,574	101,334
Inventories	88,085	85,428
Receivables, other	2,125	3,229
Other current assets	8,119	8,090
Deferred tax assets	4,588	4,088

Total current assets	316,840	302,636

Equipment and leasehold improvements, net	9,158	9,191

Goodwill	3,684	3,927

Trademarks, licenses and other intangible assets, net	94,465	101,799

Other assets	707	1,535

Total assets	$424,854	$419,088

LIABILITIES AND EQUITY
Current liabilities:
Loans payable – banks	$7,153	$5,021
Current portion of long-term debt	11,028	11,732
Accounts payable - trade	60,004	48,138
Accrued expenses	37,982	37,440
Income taxes payable	3,728	1,646
Dividends payable	1,964	996

Total current liabilities	121,859	104,973

Long-term debt, less current portion	13,909	17,862

Deferred tax liability	7,186	8,840

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 30,215,502 and 30,171,952 shares at March 31, 2010 and December 31, 2009, respectively	30	30
Additional paid-in capital	46,672	45,126
Retained earnings	191,241	186,611
Accumulated other comprehensive income	12,949	30,000
Treasury stock, at cost, 10,056,966 common shares at March 31, 2010 and December 31, 2009	(33,043)	(33,043)

Total Inter Parfums, Inc. shareholders’ equity	217,849	228,724

Noncontrolling interest	64,051	58,689

Total equity	281,900	287,413

Total liabilities and equity	$424,854	$419,088